REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2006, and have issued our report thereon dated April 6, 2007 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 3 of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 6, 2007

Schedule I - Summary of Investments - Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2006

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$1,782,118	$1,826,907	$1,826,907
Mortgage and asset-backed securities	1,171,404	1,165,723	1,165,723
United States Government and agencies	364,410	362,806	362,806
State, municipal and other governments	266,688	267,389	267,389
Public utilities	183,676	185,123	185,123
Redeemable preferred stock	71,691	77,077	77,077

Total	3,839,987	$3,885,025	3,885,025

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	33,158	$47,633	47,633
Industrial, miscellaneous and all other	1,208	1,049	1,049

Total	34,366	$48,682	48,682

Mortgage loans on real estate	528,897		528,917
Derivative instruments	283	$5,526	5,526
Investment real estate	8,711		8,711
Policy loans	159,370		159,370
Other long-term investments	1,300		1,300
Short-term investments	14,810		14,810

Total investments	$4,587,724		$4,652,341

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, derivative instruments and other long-term investments; unpaid principal balance for mortgage loans on real estate and policy loans, and original cost less accumulated depreciation for investment real estate.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

	Column B	Column C	Column D	Column E
Column A	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2006:
Traditional Annuity-Exclusive Distribution	$79,085	$1,830,038	$—	$399,079
Traditional and Universal Life Insurance	199,761	1,762,377	10,400	143,328
Variable	131,363	197,022	16,784	8,976
Corporate and Other	—	71,782	—	—
Impact of unrealized gains/losses	(13,309)	—	(739)	—

Total	$396,900	$3,861,219	$26,445	$551,383

December 31, 2005:
Traditional Annuity-Exclusive Distribution	$72,005	$1,821,410	$—	$391,030
Traditional and Universal Life Insurance	185,164	1,717,875	10,950	149,205
Variable	125,755	202,232	16,918	9,314
Corporate and Other	—	69,365	—	—
Impact of unrealized gains/losses	(10,238)	—	(374)	—

Total	$372,686	$3,810,882	$27,494	$549,549

December 31, 2004:
Traditional Annuity-Exclusive Distribution	$66,638	$1,750,821	$—	$368,817
Traditional and Universal Life Insurance	170,630	1,671,208	10,963	169,180
Variable	117,533	197,194	17,249	—
Corporate and Other	—	66,424	—	—
Impact of unrealized gains/losses	(17,918)	—	(660)	—

Total	$336,883	$3,685,647	$27,552	$537,997

Schedule III - Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

	Column F	Column G	Column H	Column I	Column J
Column A	Premium revenue	Net investment income (1)	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses (2)
	(Dollars in thousands)
December 31, 2006:
Traditional Annuity-Exclusive Distribution	$1,082	$145,256	$94,369	$7,046	$10,360
Traditional and Universal Life Insurance	169,569	126,841	172,800	11,495	40,895
Variable	40,212	13,595	21,708	6,355	20,309
Corporate and Other	415	5,950	253	—	7,106
Change in net unrealized gains/losses on derivatives	—	—	260	(10)	—
Impact of realized gains/losses	(1)	—	(1)	(165)	(54)

Total	$211,277	$291,642	$289,389	$24,721	$78,616

December 31, 2005:
Traditional Annuity-Exclusive Distribution	$824	$145,672	$93,428	$9,122	$10,841
Traditional and Universal Life Insurance	164,326	125,699	166,335	10,244	42,947
Variable	37,590	13,896	20,264	4,316	23,130
Corporate and Other	385	7,588	236	—	2,698
Change in net unrealized gains/losses on derivatives	—	—	(12)	—	—
Impact of realized gains/losses	(7)	—	—	214	(6)

Total	$203,118	$292,855	$280,251	$23,896	$79,610

December 31, 2004:
Traditional Annuity-Exclusive Distribution	$754	$134,014	$92,023	$4,998	$11,950
Traditional and Universal Life Insurance	161,039	122,014	158,272	12,925	43,899
Variable	35,325	12,848	17,859	7,116	22,114
Corporate and Other	480	1,324	405	—	5,989
Change in net unrealized gains/losses on derivatives	—	—	—	9	—
Impact of realized gains/losses	(45)	—	—	307	177

Total	$197,553	$270,200	$268,559	$25,355	$84,129

(1)	Net investment income is allocated to the segments based upon the investments held by the respective segment. Beginning in 2005, we changed the allocation of capital among our segments to be consistent with a change in how we manage capital at the segment level. Accordingly, operating revenues and pre-tax operating income (loss) by segment for 2005 are impacted by the income on the investments transferred. See Note 12 to the consolidated financial statements for more information.

(2)	Beginning in 2005, we changed the method in which indirect expenses (those expenses for which we do not have a reliable basis such as time studies for allocating the costs) are allocated among the segments from a pro rata method based on allocated capital to a pro rata method based on direct expenses. See Note 12 to the consolidated financial statements for more information.

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2006:
Life insurance in force, at end of year	$37,807,961	$7,798,007	$142,035	$30,151,989	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$77,068	$580	$144	$76,632	0.2%
Traditional life insurance premiums	151,402	17,172	—	134,230	—
Accident and health premiums	12,356	11,941	—	415	—

	$240,826	$29,693	$144	$211,277	0.1%

Year ended December 31, 2005:
Life insurance in force, at end of year	$35,350,826	$6,858,604	$129,319	$28,621,541	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$73,051	$544	$125	$72,632	0.2%
Traditional life insurance premiums	146,065	15,964	—	130,101	—
Accident and health premiums	13,245	12,860	—	385	—

	$232,361	$29,368	$125	$203,118	0.1%

Year ended December 31, 2004:
Life insurance in force, at end of year	$33,362,694	$6,224,766	$118,978	$27,256,906	0.4%

Insurance premiums and other considerations:
Interest sensitive product charges	$70,229	$488	$208	$69,949	0.3%
Traditional life insurance premiums	141,794	14,670	—	127,124	—
Accident and health premiums	14,078	13,598	—	480	—

	$226,101	$28,756	$208	$197,553	0.1%